Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Great Wall Builders Ltd., of our report dated August 7, 2008 on our audit of the financial statements of Great Wall Builders Ltd. as of June 30, 2008, and the related statements of operations, stockholders’ equity and cash flows for June 30, 2008 and from inception on November 3, 2007 through June 30, 2008 and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
August 22, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501